Exhibit 10.16

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (“Agreement”) is between Einstein Noah Restaurant Group, Inc. (“ENRGI” or the “Company”) and Paul J.B. Murphy, III (“Executive”).

RECITALS

1. Executive was employed by ENRGI until December 3, 2008, (the “Separation Date”), at which time the Executive’s employment with Company terminated.

2. Executive and ENRGI wish to provide for payment of severance benefits to Executive, the protection of the Company’s business interests, and the resolution of all differences between them, including without limitation all matters relating to or arising from Executive’s employment with ENRGI and/or the termination of that employment.

AGREEMENT

In consideration of the conditions, covenants and agreements set forth below, the parties agree as follows:

1. Severance Compensation.

(a) Executive hereby acknowledges the termination of Executive’s employment with ENRGI and all offices and positions with ENRGI and all of its affiliates, including, but not limited to his position as President, Chief Executive Officer and member of the Board of Directors, all effective as of the Separation Date. Executive confirms that he has received all wages and other compensation payable to him for his services before the Separation Date. In addition, Executive and the Company acknowledge that, prior to the Separation Date, Executive incurred certain business expenses on the Company’s behalf. Executive shall file an expense report for the same no later than December 17, 2008, in accordance with the Company’s current expense reimbursement policies and procedures, and the Company shall timely reimburse, but no later than March 15, 2009, Executive for all such valid expenses.

(b) The “Effective Date” of this Agreement shall be the date seven days after the Agreement is signed by Executive and not revoked by him.

(c) If Executive does not timely exercise his right of revocation under paragraph 15(b), below and complies with all of the terms of this Agreement;

i. ENRGI shall pay Executive severance compensation in the gross amount of $708,333.33, which amount shall be payable over a period of 20 months, less legally required withholdings, in 44 equal installments commencing on December 16, 2008 with payments to be made every two weeks on every other Tuesday, without acceleration, until the end of the 20-month period and the payment in full of the severance amount; and

ii. ENRGI shall pay Executive a lump sum tax gross-up payment of $13,314.67, and a lump sum payment of $1997.20 intended to reimburse Executive for the cost of insurance coverage, each by March 15, 2009.

iii. ENRGI shall pay Executive the pro-rata portion of his full 2008 bonus (e.g. both company performance portion and the individual performance portion) representing the time between January 2, 2008, and the Separation Date; provided, however, that the payment shall be made by March 15, 2009.

iv. If Executive makes a timely election, pursuant to COBRA, to continue his participation in eligible employee benefits programs sponsored by Company, then Company shall either, at its sole election, pay for the costs or reimburse Executive on the 1st day of each month for the costs associated with the continuation of such benefits for a maximum period of eighteen (18) months following the Effective Date. COBRA reimbursement shall cease if and when Executive secures employment with another employer. It is the intent of the parties that, to the maximum extent permitted, the payment of COBRA premiums provided pursuant to this subparagraph shall be exempt from the application of Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

v. Company shall reimburse Executive in the amount of up to $5,000 for legal fees; provided, however, that the Executive shall submit the reimbursement prior to February 15, 2009. ENRGI shall pay this reimbursement within 15 days of submission.

vi. Upon signing this Agreement, Executive will have until December 31, 2009, in which to exercise all Company stock options. Additionally, all unvested outstanding options awarded to Executive, as set forth in Exhibit “A” attached hereto, shall be vested as of the Effective Date.

(d) For purposes of this Agreement:

i. Each separate payment or benefit identified in subsections 1(c)(i) through 1(c)(v) is intended to be a separate payment for 409A purposes pursuant to Treasury Regulation Section 1.409A-2(b)(i). In addition, any such payment or benefit that is made in installments or periodically shall be deemed a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii).

ii. Payments under subsections 1(c)(i) through 1(c)(iv) are intended to qualify to the maximum extent possible as “short-term deferrals” exempt from the application of Code Section 409A. Any payments that do not so qualify are intended to qualify for the Code Section 409A exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) (which exempts from Code Section 409A certain payments made upon an “involuntary separation from service”). To the extent that payments made pursuant to subsections 1(c)(1) through 1(c)(v) are not “short-term deferrals” and exceed the exemption threshold set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), such exemption will first be applied to the payment of COBRA premiums set forth in subsection 1(c)(iv) above (to the extent such benefits are subject to Code Section 409A and are payable within six (6) months from the Executive’s “separation from service,” as defined for purposes of Code Section 409A (the “Delayed Payment Date”)) and thereafter to the cash payments that are payable closest in time to the date of termination, until such exemption has been applied in full. Any payments under subsections 1(c)(i) through 1(c)(v) that are not exempted from Code Section 409A and that are payable prior to the Delayed Payment Date shall be withheld by the Company and paid to Executive on the Delayed Payment Date or as soon thereafter as is administratively feasible. Nothing in this paragraph shall prohibit the Company and Executive from making use of any other Code Section 409A exemption that may be applicable to a payment or benefit hereunder.

(e) The Company agrees to withhold all applicable payroll taxes, including without limitation withholding of federal, state and local taxes, from the severance compensation paid to Executive pursuant to paragraph 1(c) above. Executive agrees to pay all applicable individual income taxes imposed on him by any governmental taxing authority relating to or arising from any payment made or benefit provided pursuant to this Agreement, other than ENRGI’s share of FICA taxes, which shall be borne by ENRGI. Executive agrees to pay all personal taxes relating to or arising from any payment made pursuant to this Agreement, as necessary. Executive shall defend and indemnify ENRGI from and against all claims by any party arising from Executive’s failure or refusal to pay taxes due, Executive including costs and attorneys’ fees.

2. Release.

(a) Executive, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever release and discharge ENRGI, its parents, divisions, subsidiaries, affiliates, and each of their past, present and future officers, agents, directors, employees, shareholders, independent contractors, attorneys, insurers, and any and all other persons or entities that are now or may become liable to any Executive Releaser due to any ENRGI Releasee’s act or omission (all of whom are collectively referred to as ENRGI Releasees, of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring from the beginning of time through the date of execution of this Agreement, including but not limited to, any claim in connection with Executive’s employment relationship with ENRGI, or the termination thereof, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (except for claims arising after the date of execution this Agreement) , the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act; EXCEPT for the rights and obligations created by this Agreement AND EXCEPT for any vested rights under any pension, retirement, profit sharing, health and welfare or stock option, or similar plan.

(b) Executive hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.

(c) Executive hereby warrants that he has not brought and will not bring any legal or administrative action for damages against ENRGI Releasees for matters which are released herein.

(d) Executive further states and agrees that except as he has reported to the Company before the Separation Date, he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Executive agrees that he will not file a worker’s compensation claim asserting the existence of any such previously unreported illness, injury, or disability.

(e) Executive specifically represents that he has had a full and fair opportunity to consult with counsel of his own choosing concerning the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement he is giving up his right to bring any legal claim against ENRGI concerning, directly or indirectly, Executive’s employment relationship with ENRGI, including his separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of ENRGI, to include all actual or potential legal claims that Executive may have against ENRGI, except as specifically provided otherwise in this Agreement. Notwithstanding any other provision of this Agreement, this release shall not waive or in any way limit or otherwise affect Executive’s rights, if any, to indemnification and/or defense in connection with any claim that may be asserted against Executive as a consequence of his employment with the Company, whether such rights arise under the Company’s articles of incorporation, bylaws, insurance contracts or otherwise.

3. Protection of Trade Secrets and Confidential Information.

(a) Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Executive’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of Company’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies; the details of Company’s relationships with its distributors, customers, contractors and vendors; nonpublic forms, contracts and other documents used in Company’s business; all confidential information concerning Company’s employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of proprietary computer software used in Company’s business; and all other information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that (i) is now in or later enters the public domain through no wrongful act on the part of Executive, (ii) was in possession of the Executive prior to receipt from the Company, (iii) is or was independently developed by the Executive without use of the Company’s confidential information, (iv) is furnished to others by the Company without restrictions similar to those herein on the right of the Executive to use or disclose such information, (v) constitutes his skills, industry knowledge, or other “know how” or (vi) must be disclosed pursuant to requirements of law or valid legal process, provided that the Executive shall promptly notify the Company in advance of any such disclosure and reasonably cooperate in the Company’s attempts to maintain the confidentiality of its information at issue.

(b) Executive’s Use of Confidential Information. Executive shall not, without Company’s prior written consent, at any time, directly or indirectly, for a period of three (3) years following the Effective Date: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity without the Company’s prior written consent.

(c) Acknowledgments. Executive acknowledges that during Executive’s employment with Company, Executive had access to Confidential Information, all of which was made accessible to Executive only in strict confidence; that unauthorized disclosure of Confidential Information could damage Company’s business; that Confidential Information could be susceptible to immediate competitive application by a competitor of Company’s; that Company’s business, in part, dependent on access to and the continuing secrecy of Confidential Information; that certain Confidential Information is novel, unique to Company and known only to Executive, Company and certain key employees and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of Company’s legitimate business interests.

(d) Records Containing Confidential Information. “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. Executive shall immediately deliver to Company or its designee (and shall not keep in Executive’s possession or deliver to any other person or entity) all Confidential Records and all other Company property, whether tangible or intangible, in Executive’s possession, custody or control. Executive understands and agrees that compliance with this paragraph may require that data be removed from Executive’s personal computer or other electronic equipment. Consequently, upon written request from the Company, Executive agrees to certify in writing to the Company that all Company Confidential Records previously existing on Executive’s personal computer or other electronic equipment have been deleted and/or destroyed.

4. Unfair Competition.

(a) Covenants. During the thirteen (13) month period following the Effective Date, (the “Restricted Period”), Executive shall not, within the United States (the “Protected Region”), directly or indirectly, serve or become associated with, whether as an officer, director, employee, consultant, owner, shareholder, adviser, joint venturer, or otherwise, with any of the following, including any affiliate thereof: Atlanta Bread Company; Au Bon Pain; Bruegger’s Enterprises; Caribou Coffee Company; Corner Bakery Cafe; Cosi, Inc.; Panera Bread Company; Paradise Café; or with any other enterprise with more than 50 units (to be determined as of the date of inception of Executive’s services for or association with such other enterprise) whose primary business involves the operation of a multi-unit restaurant business in the bagel and/or bakery market segments (collectively, the Restricted Enterprises”). For purposes of this paragraph 4, Executive will not be deemed to be in violation of this section by serving or becoming associated with an enterprise that shares common ownership with a Restricted Enterprise, provided that Executive does not provide services to such Restricted Enterprise. For the sake of clarity, the calculation of whether a particular business meets the 50 store threshold set forth in the preceding sentence shall include all stores operated by the entity in question as well as by all franchisors, franchisee(s) and sister franchisees associated with the concept in question, meaning, for example, that this Section would prohibit Executive from engaging, during the Restricted Period, in competition on behalf of a Breugger’s franchisee that operates only 5 stores, because the Bruegger’s concept is in operation in more than 50 franchise locations and/or company-owned stores. This covenant shall not, however, prohibit Executive from owning less than two percent of the securities of any competitor of ENRGI, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(b) Acknowledgments. Executive acknowledges that the foregoing geographic restriction on competition is fair and reasonable, given the nature and geographic scope of ENRGI’s business operations and the nature of Executive’s position with ENRGI. Executive also acknowledges that while employed by ENRGI, Executive had access to information that would be valuable or useful to ENRGI’s competitors, and therefore acknowledges that the foregoing restrictions on Executive’s future employment and business activities are fair and reasonable

(c) Acknowledgments of Law. Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

. . .

(b) Any contract for the protection of trade secrets;

. . .

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Executive acknowledges that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information and Confidential Records identified, above, and that Executive is an executive or manager, or professional staff to an executive or manager, within the meaning of § 8-2-113(2)(d).

5. Prohibition of Unfair Solicitation. During the 13 months following the Separation Date, Executive shall not without Company’s prior written consent, directly or indirectly cause or attempt to cause any employee, agent or contractor of Company or any Company affiliate to terminate him or his employment, agency or contractor relationship with Company or any Company affiliate; or interfere or attempt to interfere with the relationship between Company and any employee, agent or contractor. Notwithstanding the forgoing, however, this paragraph shall not prohibit any entity with whom Executive is employed or otherwise affiliated from soliciting or hiring any person so long as Executive is not consulted concerning or otherwise involved, directly or indirectly, in such solicitation and/or hiring, nor shall this paragraph impose any liability upon any entity in the event that any person applies for or inquires concerning employment in response to any advertisement or other job posting, so long as Executive is not consulted concerning or otherwise involved, directly or indirectly, in any aspect of the recruitment, evaluation or hiring of the person(s) in question.

6. Remedies for Breach of the Restrictive Covenants. Executive acknowledges that if Executive breaches any of his obligations under paragraph 3, 4, and/or 5 hereof (the “Restrictive Covenants”), the Company will suffer immediate and irreparable harm and damage for which money alone cannot fully compensate Company. Executive therefore agrees that upon such breach or threatened breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, compelling Executive to comply with any or all such obligations. This paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to Company under this Agreement or the law, including the right to seek damages from Executive for a breach of any provision of this Agreement, nor shall this paragraph be construed to limit the rights or remedies available under applicable law for any violation of any provision of this Agreement.

7. Denial of Liability. The parties understand and agree that this Agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

8. Authority and Nonassignment. The parties warrant that each has authority to enter into this Agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this Agreement.

9. Confidentiality.

(a) Executive represents and warrants to ENRGI that, prior to the Separation Date, he has not disclosed the terms of this Agreement to any person, other than to his spouse, tax advisor and counsel, counsel for ENRGI, and board members and senior executives of ENRGI. After the Separation Date, neither Executive, counsel for Executive, nor any other person under Executive’s control shall disclose any term of this Agreement, except that he may disclose such information to his spouse, or as required by subpoena or court order, or to an attorney or accountant to the extent necessary to obtain professional advice. Executive shall not be entitled to rely upon the foregoing exception for disclosures pursuant to subpoena or court order unless Executive has given ENRGI prompt written notice following service of the subpoena or court order or if the terms of this Agreement have been publicly disclosed by ENRGI.

(b) All inquiries that ENRGI or any of the Releasees receives about Executive from any individual outside of ENRGI shall be directed to the Vice President of Human Resources. ENRGI shall respond to inquiries by declining comment beyond providing the neutral reference, pursuant to ENRGI’s standard business practice, consisting of confirmation of dates of employment and positions held.

(c) Except as required by law, Executive covenants never to disparage or speak ill of ENRGI or any ENRGI product or service, or of any past, present or future officer of ENRGI. However, nothing in this section shall prohibit or limit Executive from competing with ENRGI, provided that he complies with the Restrictive Covenants.

10. Consulting Agreement and Covenant of Cooperation in Litigation. For two months following the Separation Date, Executive hereby agrees to provide ENRGI with consulting services on an as needed basis as requested and without compensation. Executive also acknowledges that because of his position with ENRGI, he may possess information that may be relevant to or discoverable in litigation in which ENRGI is involved or may in the future be involved. Executive agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with ENRGI in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with ENRGI representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as ENRGI deems necessary, in its sole discretion, and to appear for deposition upon ENRGI’s request and without a subpoena. ENRGI shall use reasonable efforts to accommodate Executive’s schedule, and Executive shall exercise reasonable efforts to timely accommodate ENRGI’s requests for cooperation. ENRGI shall reimburse Executive for all expenses reasonably and necessarily incurred by him in connection with his obligations under this paragraph (provided that he has received prior approval from ENRGI to incur such expenses), and shall, in addition, pay Executive a consulting fee of $250 per hour for each hour in excess of 100 that he devotes after the initial two month period to honoring his obligations under this paragraph; provided that Executive provides a statement specifying in quarter-hour increments the time that he devotes to such activities and the activities performed during each such increment; and provided further that in no event shall ENRGI be obligated to pay Executive for any time that he devotes in connection with responding to any subpoena issued to him, and/or testifying in court, or at any other type of legal proceeding including, but not limited to, a deposition. But in no event shall the Executive work more than 20% of the Executive’s prior service level, determined by averaging the Executive’s immediately preceding 36-month period with ENRGI, or as long as Executive has been employed by ENRGI, which ever is shorter.

11. Nonreliance. Each party understands and agrees that he or it assumes all risk that the facts or law may be, or become, different than the facts or law as believed by the party at the time he or it executes this Agreement. Executive and ENRGI acknowledge that their current relationship precludes any affirmative obligation of disclosure, and expressly disclaim all reliance upon information supplied or concealed by the adverse party or its counsel in connection with the negotiation and/or execution of this Agreement.

12. Additional Warranty and Acknowledgment. The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this Agreement, and that this Agreement is not in violation of or in conflict with any other agreement of either party including, as to the Company, without limitation, the Company’s bylaws or articles of incorporation.

13. Survival of Covenants and Warranties. All covenants and warranties contained in this Agreement are contractual and shall survive the expiration of this Agreement in accordance with their terms.

14. Administrative Matters. Executive covenants that he will not take any action for damages, or encourage any other person to take any action, calculated or likely to result in the initiation or an inquiry, investigation or other action concerning ENRGI by any federal, state or local governmental body or agency; provided that this Agreement shall not prohibit Executive from testifying truthfully in connection with a subpoena or other compulsory legal process.

15. Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(a) Executive agrees and acknowledges that he: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) understands that by signing this Agreement he is giving up the right to sue ENRGI for age discrimination for claims arising before his execution of this Agreement; (iii) will receive compensation under this Agreement to which he would not have been entitled without signing this Agreement; (iv) has been advised by ENRGI to consult with an attorney before signing this Agreement, and has done so; and (v) was given no less than twenty-one days to consider whether to sign this Agreement.

(b) For a period of seven days after the date of Executive’s execution hereof, Executive may, in his sole discretion, rescind this Agreement, by delivering a written notice of rescission to ENRGI. If Executive rescinds this Agreement within seven calendar days after the Execution Date, this Agreement shall be null and void ab initio, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Execution Date, this Agreement shall become final and binding and shall be irrevocable.

16. Insurance and Indemnification Issues. This Agreement shall not limit or otherwise affect any right that Executive has or may have to indemnification, insurance, and/or defense for his acts and omissions in connection with his employment with ENRGI, whether under a policy or insurance, pursuant to ENRGI’s bylaws, or otherwise.

17. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b) Governing Law. This Agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c) Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this Agreement, the remainder of this Agreement shall be fully enforceable. Any such court shall be authorized to revise this Agreement to the minimum extent necessary to ensure the enforceability of any and/or all of its provisions.

(d) Integration. Except for any Non-Disclosure, Confidentiality and/or Non-Compete Agreements, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and a complete merger of prior negotiations and agreements with respect to such subject matter.

(e) Modification. This Agreement shall not be modified except in a writing signed by the parties.

(f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

(g) Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

(h) Gender and Number. Pronouns contained in this Agreement shall apply equally to the feminine, neuter and masculine genders. The singular shall include the plural, and the plural shall include the singular.

(i) Other Agreements. Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

(j) Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k) Construction. The parties acknowledge that they have reviewed this Agreement in its entirety and have had a full and fair opportunity to consult with counsel of their own choosing and to negotiate the terms and conditions of this Agreement. Each party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter, and agrees that all provisions of the Agreement shall be construed as a whole, according to the fair meaning of the language used.

(l) Disputes. Every dispute arising from or relating to this Agreement shall be tried exclusively in the state courts in Jefferson County, Colorado or the federal court situated in Colorado. The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(m) Fees and Costs. In any action relating to or arising from this Agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees actually incurred.

(n) Counterparts and Telecopies. This Agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

Paul J.B. Murphy, III

/s/ Paul J.B. Murphy, III

Date:	12/3/08

Einstein Noah Restaurant Group, Inc.

E. Nelson Heumann

By:	/s/ E. Nelson Heumann
As its:	Chairman

Date:	12/03/08

Exhibit A

Grant Date	Number of Options	Exercise Price
02/28/07	13,241	$7.75
02/26/08	16,366	$15.61

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